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                                                                    EXHIBIT 99.1


FOR IMMEDIATE RELEASE                                CONTACT:   Craig B. Parr
September 20, 2004                                   PHONE:     989-725-8354


         BUY OUT DISCUSSIONS BETWEEN SPORTS RESORTS INTERNATIONAL, INC.
                       AND MAJORITY SHAREHOLDER TERMINATED

OWOSSO, Mich. - Discussions regarding a possible transaction between Donald J. Williamson, majority shareholder of Sports Resorts International, Inc. (the "Company") (Nasdaq Smallcap: SPRI), and SPRI have been terminated primarily due to potential adverse tax consequences to SPRI and its shareholders.

Mr. Williamson notified the Company through a press release in April 2004 of his offer to buy SPRI subsidiaries The Colonel's Inc., and Rugged Liner, Inc., both Michigan corporations, and Brainerd International Raceway and Resort, Inc., a Minnesota corporation, by transferring 40 million shares of SPRI stock to the SPRI treasury.

SPRI, through its subsidiaries, manufactures and sells bedliners and other truck accessories to original equipment manufacturers and in the aftermarket, and owns and operates a multi-purpose motor sports facility located near Brainerd, Minn.

Certain statements included in this press release are "forward-looking" statements, such as those relating to anticipated events or activities. The Company's performance and financial results could differ materially from those reflected in the forward-looking statements due to financial, economic, regulatory and political factors as described in the Company's filings with the Securities and Exchange Commission. Therefore, current or prospective investors are cautioned not to place undue reliance on any such forward-looking statements. The Company does not undertake any obligation to publicly update or revise any forward-looking statements, whether as a result of new information or future events.

For further information contact Investor Relations or Craig B. Parr, Chief Executive Officer, at 989-725-8354.

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